Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:
			Votes			Votes
			for			withheld
Liaquat Ahamed		5,415,154,963		14,207,845
Ravi Akhoury		5,415,184,974		14,177,833
Barbara M. Baumann	5,415,851,291		13,511,517
Jameson A. Baxter	5,415,767,570		13,595,238
Charles B. Curtis	5,415,854,394		13,508,413
Robert J. Darretta	5,416,022,043		13,340,765
Katinka Domotorffy	5,415,419,173		13,943,635
John A. Hill		5,415,885,634		13,477,174
Paul L. Joskow		5,416,010,424		13,352,383
Kenneth R. Leibler	5,415,817,292		13,545,516
Robert E. Patterson	5,415,985,292		13,377,516
George Putnam, III	5,415,959,400		13,403,408
Robert L. Reynolds	5,416,108,530		13,254,278
W. Thomas Stephens	5,415,918,406		13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes	Votes	Abstentions	Broker
for	against			nonvotes
726,009	3,819	34,830		194,627

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes		Votes		Abstentions	Broker
for		against				nonvotes
5,234,359,081	33,570,449	18,267,087	143,166,192

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments was approved as follows:

Votes	Votes	Abstentions	Broker
for	against			nonvotes
731,197	4,339	29,123		194,626